Exhibit 99.01

News

Media Contact:	Terri Cohilas
404-506-5333 or 1-866-506-5333
media@southerncompany.com
www.southerncompany.com

Investors: Jimmy Stewart, 404-506-0747

Oct. 26, 2006

Southern Company posts strong third quarter earnings;

meets record demand as economic, customer growth continue

ATLANTA – Southern Company reported third quarter earnings of $738 million, or 99 cents per share, as residential and commercial customer growth and a strong economy in the Southeast helped drive increased electricity usage.

The earnings compared with $722.2 million, or 97 cents per share, in the third quarter of 2005.

For the nine months ended Sept. 30, Southern Company’s earnings were $1.38 billion, or $1.86 per share, compared with $1.43 billion, or $1.92 per share, for the same period a year ago. Lower year-to-date earnings compared with the prior period were primarily the result of a reduction of tax credits related to the production of synthetic fuels.

The economy in the Southeast continued to grow during the third quarter. The number of customers served by Southern Company grew 1.8 percent above a year ago.

The positive earnings drivers in the third quarter were offset in part by higher non-fuel operation and maintenance expenses, and lower synthetic fuels tax credits.

Chairman, President and CEO David M. Ratcliffe said the company remains focused on its strategy and meeting its targets.

“Reliability is a cornerstone on which this company is built,” said Ratcliffe. “The fact that our employees helped Southern Company make history this summer by meeting all-time record demands for electricity, while continuing to provide low-priced, reliable service, is a testament to their hard work and dedication to operational excellence.”

Total revenues for the third quarter were $4.55 billion compared with $4.36 billion in the third quarter of 2005, a 4.4 percent increase. For the first nine months of the year, revenues totaled $11.2 billion, compared with $10.26 billion in the same period a year ago, an increase of 9.2 percent.

In the third quarter, kilowatt-hour sales to retail customers in Southern Company’s four-state service area increased 2.3 percent compared with sales during the 2005 third quarter. Residential electricity use increased 2.6 percent. During 2005, some Georgia Power industrial customers were reclassified from the industrial class to the commercial class to be consistent with the rate structure approved by the Georgia Public Service Commission. Adjusting the 2005 numbers for comparison purposes, electricity use by commercial customers – offices, stores and other non-manufacturing firms – increased 1.8 percent and industrial energy sales increased 2.6 percent. As reported, without adjusting the 2005 kilowatt-hour sales, commercial sales increased 1.9 percent and industrial sales increased 2.5 percent.

Total sales of electricity to Southern Company’s customers in the Southeast, including wholesale sales, increased 2.8 percent compared with the third quarter last year.

With 4.3 million customers and more than 41,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier energy company serving the Southeast, one of America’s fastest-growing regions. A leading U.S. producer of electricity, Southern Company owns electric utilities in four states and a growing competitive generation company, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and retail electric prices that are significantly below the national average. Southern Company has received the highest ranking in customer satisfaction among U.S. electric service providers for seven consecutive years by the American Customer Satisfaction Index (ACSI). Visit our Web site at www.southerncompany.com.

Forward Looking Statements Note:

Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning results of operations, customer and economic growth and Southern Company’s strategies. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized.

The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2005, and subsequent securities filings, could cause results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry and implementation of the Energy Policy Act of 2005, and also changes in environmental, tax and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations;

current and future litigation, regulatory investigations, proceedings or inquiries, including the pending EPA civil actions against certain Southern Company subsidiaries, FERC matters, IRS audits and Mirant-related matters; the effects, extent and timing of the entry of additional competition in the markets in which Southern Company’s subsidiaries operate; variations in demand for electricity, including those relating to weather, the general economy and population and business growth (and declines); available sources and costs of fuels; ability to control costs; investment performance of Southern Company’s employee benefit plans; advances in technology; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to fuel and storm restoration cost recovery; the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities; fluctuations in the level of oil prices; the level of production, if any, by the synthetic fuel operations at Carbontronics Synfuels Investors LP and Alabama Fuel Products LLC for the remainder of fiscal year 2006 and fiscal year 2007; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due; the ability to obtain new short- and long-term contracts with neighboring utilities; the direct or indirect effect on Southern Company’s business resulting from terrorist incidents and the threat of terrorist incidents; interest rate fluctuations and financial market conditions and the results of financing efforts, including Southern Company’s and its subsidiaries’ credit ratings; the ability of Southern Company and its subsidiaries to obtain additional generating capacity at competitive prices; catastrophic events such as fires, earthquakes, floods, hurricanes or other similar occurrences; the direct or indirect effects on Southern Company’s business resulting from incidents similar to the August 2003 power outage in the Northeast; and the effect of accounting pronouncements issued periodically by standard-setting bodies. Southern Company and its subsidiaries expressly disclaim any obligation to update any forward-looking information.

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